Exhibit 99.1

Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 614-8200
Champion Enterprises Signs Letter of Intent on Asset Sale
Buyers to Invest $50 Million in New Capital
TROY, Mich., Jan. 18, 2010 — Champion Enterprises, Inc. (Pink Sheets: CJHBQ), a leader in factory-built construction, has entered into a letter of intent with a group of investors for the sale of substantially all of its domestic and international operations. In connection with the proposed transaction, an investor group consisting of Centerbridge Partners, L.P., MAK Capital Fund LP and Sankaty Advisors, LLC will invest $50 million in new capital to support the operations and growth initiatives of the new company.
The proposed transaction, which is subject to approval by the Bankruptcy Court, is supported by a group of Champion’s current lenders who, together with the lead investors, have agreed in the letter of intent to exchange 100 percent of existing debt under Champion’s pre-petition and debtor-in-possession senior secured credit agreements for equity in the new company and a $40 million senior secured five year note. The letter of intent also contemplates, among other things, the assumption of certain liabilities by the buyer, to be further described in the asset purchase agreement between the parties.
Qualified bidders will have an opportunity to submit higher and better offers through a bidding process which the Company has submitted to the Bankruptcy Court for approval and which contemplates that the bidding process will be completed on or about March 1, 2010. The proposed transaction is scheduled to close on or before March 18, 2010.
“This transaction represents very positive news for our customers, employees and other business partners,” said William C. Griffiths, Chairman, President and Chief Executive Officer of Champion Enterprises, Inc. “Upon completion of the transaction, our business will be significantly deleveraged and, as a result, positioned to capitalize on our strong market presence and many years of operational improvements. The infusion of new capital will also allow us to fund growth initiatives as the housing markets begin to recover.”
For further information, please contact the Company’s information line at (877) 857-7554 or (248) 614-8390 for international callers, or visit the Company’s restructuring website at www.championrestructures.com.
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 27 manufacturing facilities in North America and the United Kingdom distributing its products through independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.

755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

Champion Enterprises Signs Letter of Intent on Asset Sale; Buyers to Invest $50 Million in New Capital

About Centerbridge
Centerbridge Partners was established in 2006 and currently has approximately $10 billion in capital under management across several funds. The firm is dedicated to partnering with world class management teams to invest across multiple stages of a company’s life cycle and to employ various strategies to help companies achieve their operating and financial objectives. Centerbridge’s limited partners include many of the world’s most prominent financial institutions, university endowments, pension funds, and charitable trusts.
About MAK Capital
MAK Capital, one of the top performing asset managers over the past decade, focuses on contrarian opportunities in the financial markets. MAK invests with a long term perspective across a variety of asset classes, including distressed debt and equities.
About Sankaty Advisors
Sankaty Advisors, LLC, the credit affiliate of Bain Capital, LLC, is one of the nation’s leading private managers of fixed income and credit instruments. With approximately $19 billion in committed assets under management, Sankaty invests in a wide variety of securities and investments, including leveraged loans, high-yield bonds, distressed/stressed debt, mezzanine debt, structured products and equities.
Forward-looking Statements
This news release contains certain statements, each of which could be construed to be forward-looking statements within the meaning of the Securities Exchange Act of 1934. Actual results may differ materially from anticipated results due to certain risks and uncertainties, including but not limited to: the potential adverse impact of the Chapter 11 Bankruptcy filing on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in the Company’s Chapter 11 proceedings; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization. Additional risks include, among others: the occurrence of any event, change or other circumstance that could give rise to the termination of any debtor-in-possession financing plans or support agreements the Company has entered or may enter with its lenders or other entities; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers; changes in housing demands from the Company’s current estimates; availability of reasonable retailer and consumer financing; the outcome of customer negotiations; the costs, timing and success of restructuring actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers. These risk factors are discussed in the Company’s most recently filed Form 10-Q, 10-K and other filings with the Securities and Exchange Commission, in each case under the section entitled “Forward-Looking Statements,” or “Risk Factors.”
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.
# # #